Exhibit 10.1


June 28, 2005

Herbert Shumway

Dear Herb,

On behalf of NMS Communications, we are pleased to offer you the position of Senior Vice President, Finance and Operations; Chief Financial Officer and Treasurer, reporting to Bob Schechter, Chief Executive Officer. It is expected that you will assume this position on June 28, 2005 ("Effective Date"). You will be paid at a gross rate of $9615.38 bi-weekly, which on an annual basis is $250,000. You will also be eligible for a target bonus of 60% of your base salary, resulting in an On Target Earnings (OTE) of $400,000. In addition to such compensation, you will be entitled to an additional 30,000 shares in the NMS stock option program, priced at the close of market on the Effective Date.

If your employment with NMS [and any Affiliate or successor in interest] is terminated within 18 months after the Effective Date (the "Transition Period")
(1) by NMS without Cause or (2) by you for Good Reason, NMS will pay you severance pay in the amount of your base salary at your then current rate for 12 months, provided that you execute NMS' standard separation agreement, including a release.

If your employment with NMS [and any Affiliate or successor in interest] shall be terminated within the Transition Period (1) by NMS for Cause, (2) by you other than for Good Reason, or (3) by your death or disability, NMS shall have no obligation to make such severance payments. In such event, your entitlement to any other compensation or benefits shall be determined in accordance with NMS' benefit plans and other applicable programs and practices then in effect.

For purposes of this Agreement, "Cause" shall mean (a) willful misconduct with respect to the business and affairs of NMS or any subsidiary or affiliate thereof, (b) neglect of duties or failure to act or the breach of any provisions of your Employment Agreement, (c) conviction of the employee for a felony or (d) violation of any NMS company policy that has been disclosed to you.

"Good Reason" shall mean the occurrence during the Transition Period of any of the following events or conditions: (a) a reduction in your annual base salary or "on target" bonus; (b) consistent assignments by the CEO or NMS Board of Directors of duties that are materially inconsistent with this letter agreement; or (c) the failure by NMS to pay to you any portion of your current compensation, within seven (7) days of the date such compensation is due.

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If you are in agreement with these terms and conditions, please sign the duplicate copy of this Agreement in the space provided and return the signed copy to NMS Human Resources.

                                      Very truly yours,

                                      NMS Communications Corporation

                                      By: /s/ Robert P. Schechter
                                         ---------------------------------------

                                      Name: Robert P. Schechter

                                      Title: President & Chief Executive Officer

ACCEPTED AND AGREED TO:
/s/ Herbert Shumway
-----------------------
Herbert Shumway

Date: June 28, 2005